Exhibit 16.1

July 24, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the "Experts" section of the Form S-4 Registration Statement, dated July 24, 2003, of Salt Holdings Corporation and are in agreement with the statements contained in the third through sixth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Ernst & Young LLP